Exhibit 99.1

ABF Freight System, Inc., and the Teamsters have reached another contract extension for an additional few days through and including November 2, 2013, in order to allow the parties to address the one remaining supplement to the ABF National Master Freight Agreement that has not been approved.

The ABF NMFA was ratified by a majority of Teamster employees on June 27, 2013, and since then, 26 of 27 supplemental agreements have also been ratified.